For the twelve months ended
(a) 5/31/97
File number (c) 811-5206

                          SUB-ITEM 77D
                    Policies With Respect to
                      Security Investments

     At a meeting of the Board
of  Directors held on February
21,    1997,   the   Directors
approved   and  authorized   a
change  in  investment  policy
permitting the Fund to hold up
to  15%  of its net assets  in
repurchase  agreements   which
have a maturity of longer than
7  days   or in other illiquid
securities;  and authorized  a
corresponding  change  to  the
Fund's     Procedures      for
Determining  the Liquidity  of
Securities  having  Legal   or
Contractual   Restrictions  on
Resale, as applicable.